Exhibit 99.1

NETFLIX ANNOUNCES MANAGEMENT CHANGES

LOS GATOS, Calif., Jan. 20 2012 — Netflix, Inc. (Nasdaq: NFLX) today announced Leslie Kilgore, its Chief Marketing Officer for the last 12 years, will join the Netflix board as a non-executive director and that it had appointed Jessie Becker, interim Chief Marketing Officer and Jonathan Friedland, Chief Communications Officer.

“Leslie has been instrumental in our long-term success and our recent return to solid growth”, said Reed Hastings, Netflix co-founder and CEO. “We are delighted she is joining our board of directors and will continue to be a key part of Netflix.”

Ms. Kilgore joined Netflix in 2000 as CMO after holding various positions at Amazon.com, Procter & Gamble and Booz Allen and Hamilton. Ms. Kilgore, who has an MBA from Stanford University and a BS in Economics from the University of Pennsylvania/ Wharton School of Business, also serves as a director at LinkedIn Corporation.

An 11-year Netflix veteran, Ms. Becker has most recently been Vice President, Marketing, in charge of a variety of acquisition channels. Previously, she held positions at Amazon.com and Oracle Corp. Ms. Becker has a MBA from Stanford University and a BA and BS in Economics from the University of Pennsylvania/Wharton School of Business.

Mr. Friedland joined Netflix in February 2011 from The Walt Disney Company, where he was SVP, Corporate Communications. Before that, he spent over 20 years as a foreign correspondent and editor, mainly with The Wall Street Journal, in the U.S., Asia and Latin America and co-founded the Diarios Rumbo chain of Spanish-language newspapers in Texas. Mr. Friedland, who has a MSc. Economics from the London School of Economics and a BA from Hampshire College, was a member of the WSJ team that won the Pulitzer Prize for its coverage of the 9/11 attacks.

Ms. Becker and Mr. Friedland will report to Mr. Hastings. During the coming months, Netflix will also conduct an external search for a new CMO.

About Netflix:

With more than 20 million streaming members in the Americas, the United Kingdom and Ireland, Netflix, Inc. [Nasdaq: NFLX] is the world’s leading internet subscription service for enjoying films and TV programmes. For about US$7.99 a month, Netflix members can instantly watch unlimited films and TV episodes streamed over the internet to PCs, Macs and TVs. Among the large and expanding base of devices streaming from Netflix are the Microsoft Xbox 360, Nintendo Wii and Sony PS3 consoles; an array of Blu-ray disc players, internet-connected TVs, home theatre systems, digital video recorders and internet video players; Apple iPhone, iPad and iPod touch, as well as Apple TV and Google TV. In all, more than 700 devices that stream from Netflix are available. For additional information, visit www.netflix.com. Follow Netflix on Facebook and Twitter.